Exhibit 5.1

CLIFFORD CHANCE US LLP TWO MANHATTAN WEST 375 9TH AVENUE NEW YORK, NY 10001-1696 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

June 17, 2024

Apollo Commercial Real Estate Finance, Inc.

c/o Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Re: Registration Statement on Form S-8 by Apollo Commercial Real Estate Finance, Inc.

Ladies and Gentlemen:

We have acted as counsel to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-8 (the “Registration Statement”) of up to 7,500,000 shares (the “Shares”) of its common stock, par value $0.01 per share, which may be issued from time to time pursuant to the Apollo Commercial Real Estate Finance, Inc. 2024 Equity Incentive Plan (the “Plan”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly and validly authorized and, when issued in the manner and for the consideration contemplated by the Registration Statement and the Plan, will be legally issued, fully paid and nonassessable.

The foregoing opinion is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Maryland, as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations, and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction. In addition, we have assumed that the resolutions of the Company’s board of directors or its compensation committee authorizing the Company to issue and deliver the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued and delivered by the Company, and that the Company will take no action inconsistent with such resolutions.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP